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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement        [ ]  Confidential, For Use of the
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[ ]  Definitive Additional Materials         by Rule 14a-6(e)(2))
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     Rule 14a-12

                                 PROVANT, INC.
                     ------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Monday June 11, 2001 8:49am Eastern Time

Press Release

Long-Term Provant Shareholders Form Committee to Restore Shareholder Value

NEW YORK-- June 11, 2001

A group of long-term shareholders representing 10.5% of the outstanding shares of Provant, Inc. (NASDAQ: POVT) announced today that it has formed the Provant Committee to Restore Shareholder Value (the "Committee"). A spokesperson for the Committee said, "These shareholders have come together in response to the relentless destruction of shareholder value that Provant shareholders have endured since the current CEO's appointment was announced on March 22, 2000. Since that time, Provant's operational performance has been abysmal and as a result its financial condition has deteriorated substantially." The Committee notes that Provant's stock price has declined almost 70% since the announcement of the current CEO's appointment. On Friday, June 8, 2001, Provant closed at $2.31 per share.

The Committee intends to propose an alternative slate of directors at the Company's upcoming annual meeting. Upon election, the new Board's first order of business will be to appoint a new corporate management team including a new Chief Executive Officer. Because the annual meeting is several months away and the need for the Committee's proposed changes as outlined below is immediate, representatives of the Committee are seeking a meeting with the current Board to express the Committee's concerns and to discuss the immediate implementation of its proposed changes.

A spokesperson said the Committee had received expressions of interest in joining the Committee from additional Provant shareholders which, together with the existing members, would represent in excess of 25% of Provant's outstanding shares. Such an aggregation of shareholders might, however, have triggered the application of Provant's poison pill and this ambiguity and the consequent potential for confusion in the marketplace for Provant's shares compelled the Committee to decline at this time the inclusion of such additional shareholders. The Committee plans to petition the current Board of Directors to waive the application of the poison pill in this instance, thereby allowing Provant shareholders to exercise the most basic of their shareholder rights.

Based on the CEO's last conference call with investors on May 10, 2001, the Committee is under the impression that one of the strategic alternatives being considered is the sale of one or more of Provant's core assets. Such assets would include, without limitation, Sales Performance International (Solution Selling), Senn-Delaney Leadership Consulting Group, Strategic Interactive, PMSI-Project Mentors, J. Howard & Associates and Star Mountain. The Committee is vehemently opposed to any such sale, characterizing it as "strategic suicide". The Committee notes that the combination and integration of Provant's core assets gives the Company a huge competitive advantage making it unique in the corporate training industry as a "one stop shop". The Committee's view is that any such sale represents the first step in the liquidation of Provant which could very well result in the continued destruction of all or substantially all of Provant's remaining shareholder value. To the extent that the Board pursues such a sale, the Committee will review all of its options, including legal remedies, to prevent such a sale.

As noted above, upon election of the Committee's alternative slate of directors, the first order of business will be to appoint a new corporate management team, including a new Chief Executive Officer. The Committee expects that the new CEO would have prior experience at the most senior levels in leading education, training, consulting or professional services organizations. In addition the Committee expects that the new Board would embark upon a number of initiatives including, without limitation, increased focus on cost management as well as an acceleration of Provant's integration of its core business lines, thus enhancing its position with large corporate and governmental customers as a provider of a total training solution. Other initiatives would include enhancing Provant's financial condition by focusing on working capital management, enhancing the Company's relationship with its bank and consummating a substantial equity infusion from a significant institutional investor who would bring, in addition to financial resources,
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credibility, strategic insight and important customer and industry contacts.
While current management may be pursuing some or all of these initiatives, their performance to date does not give the Committee confidence that they can execute to improve shareholder value.

Information about the participants on the Committee and their direct or indirect interests in Provant may be obtained from the Committee's financial advisor, Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

The Committee will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may
                        -----------
also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the M&A Group at a major Wall Street investment banking firm.